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                                                                  EXHIBIT 99.1


THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.


                             HANMI FINANCIAL CORPORATION
                             YEAR 2000 STOCK BONUS PLAN

                              DESCRIPTION OF THE PLAN

GENERAL

    The Year 2000 Stock Bonus Plan was adopted by the Hanmi Financial Corporation (the "Hanmi Financial") Board of Directors (the "Plan"). The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

PURPOSE

     The purpose of the Plan is to attract and retain the best available personnel, to provide additional incentive to the employees and directors of the Hanmi Financial and its subsidiaries, to promote the success of Hanmi Financial's business and to enable the employees to share in the growth and prosperity of Hanmi Financial by providing them with an opportunity to own stock in Hanmi Financial.

SHARES RESERVED

     There are 22,000 shares of Common Stock, par value $0.001 ("Common Stock") reserved for issuance under the Plan. Shares of Common Stock are made available from the authorized but unissued shares of Common Stock or from shares of Common Stock which have been reacquired by the Hanmi Financial.

ADMINISTRATION

     The Plan is administered by the Board of Directors. The Board has full and final authority to select the recipients of shares under the Plan.

ELIGIBILITY

    Shares may be granted to any person who is an employee of Hanmi Financial or any subsidiary (which would include Hanmi Bank).

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FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is only a summary of the principal federal income tax consequences of the receipt of the shares of Common Stock to be granted under the Plan, and is based on existing federal law (including administration, regulations and rulings) which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual recipients, which may substantially alter or modify the federal income tax consequences herein discussed. Each employee should consult his or her tax advisor with respect to the specific tax consequences of his or her participation in the Plan.

     Gross income of an individual includes amounts representing compensation for services rendered by the individual. Treasury Regulation ("Reg.") Section 1.61-2(a)(1) explicitly lists bonuses as part of the foregoing inclusion. The fact that the bonus is received in the form of shares does not matter for these purposes because the compensation is taxable and is included in gross income whether it is paid in cash or in property. Reg. Section 1.61-2(d)(1).

     If a corporation transfers its own stock as compensation for services, the fair market value of the stock at the time of the transfer is included in the recipient's gross income. Reg. Section 1.61-2(d)(4). Such income will generally be taxed at the ordinary income tax rates. Currently, there are five such tax rates, 15%, 28%, 31%, 36%, and 39.6%.

     Unless specifically exempt, all compensation derived from employment is subject to withholding. Internal Revenue Code Section 3401(a). The designation by which the compensation for services is labeled is immaterial. Thus, bonuses are specifically subject to withholding under Reg. Section 31.3401(a)-1(a)(2). The medium and manner in which compensation is paid is also immaterial, and it therefore makes no difference that the compensation is paid in a form other than cash (i.e., as a stock bonus). Reg. Section 31.3401(a)-1(a)(4). Consequently, Hamni Financial will withhold the tax from the stock bonuses granted under the Plan in accordance with the tax statutes, taking into consideration applicable withholding exemptions and allowances of each individual recipient of the stock bonuses.

RESTRICTION ON RESALE

     Officers may be deemed to be "affiliates" as that term is defined under the Securities Act of 1933, as amended (the "Act"). Common Stock acquired under the Plan by an affiliate may only be reoffered or resold under an effective registration statement, under Rule 144 or under another exemption from the registration requirements of the Act.

AVAILABLE INFORMATION

     Hanmi Financial undertakes to provide, without charge, to each person to whom a copy of this Summary is delivered, upon written or oral request, a copy of any information that has

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been or may be incorporated by reference into Hanmi Financial's Registration
Statement on Form S-8 and those documents are expressly incorporated by reference into this Summary. Requests for such copies should be directed to Chief Financial Officer, Hanmi Financial Corporation, 3660 Wilshire Boulevard, Suite PH-A, Los Angeles, California 90010.

Dated: _______________, 2000



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